DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                                       September 30,      December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  808,807       $  633,690
PROPERTY, Net                             5,804,350        6,245,163
OTHER ASSETS                                 58,614           45,536

TOTAL                                    $6,671,771       $6,924,389

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  719,767       $  727,790

MINORITY INTEREST IN
REAL ESTATE JOINT VENTURE                   239,492          262,591

PARTNERS' EQUITY(DEFICIT):
     General Partners                       (80,315)         (78,101)
     Limited Partners                     5,792,827        6,012,109

  Total partners' equity                  5,712,512        5,934,008

TOTAL                                    $6,671,771       $6,924,389

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                       September 30,    September 30,
                                           1999             1998
REVENUES:
Rental Income                            $  725,364       $  717,422
Interest                                      2,474            2,997
     Total revenues                         727,838          720,419

EXPENSES:

Operating                                   383,475          371,937
General and administrative                   44,232           38,890
     Total expenses                         427,707          410,827

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             300,131          309,592
   EQUITY IN INCOME OF REAL ESTATE          (32,377)         (31,688)

NET INCOME                               $  267,754       $  277,904


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  265,076       $  275,125
    General partners                          2,678            2,779

TOTAL                                    $  267,754       $  277,904

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.64       $     8.96


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


                                      September 30,     September 30,
                                           1999             1998


REVENUES:

Rental Income                          $2,163,941       $2,052,087
Interest                                    7,525            8,492
Total Revenues                          2,171,466        2,060,579

EXPENSES:
Operating                               1,199,359        1,086,030
General and Administrative                175,911          173,462
Total Expenses                          1,375,270        1,259,492

INCOME BEFORE MINORITY INTEREST
IN INCOME OF REAL ESTATE
JOINT VENTURE                             796,196          801,087

MINORITY INTEREST IN INCOME OF REAL
ESTATE JOINT VENTURE                      (87,602)         (83,512)

NET INCOME                               $708,594         $717,575


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          701,508          710,399
General Partners                            7,086            7,176

TOTAL                                     708,594          717,575

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $22.86           $23.15

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT JANUARY 1, 1998             ($73,905)     $6,427,489   $6,353,584

NET INCOME                               7,176         710,399      717,575
DISTRIBUTIONS                           (9,300)       (920,790)    (930,090)

EQUITY AT SEPTEMBER 30, 1998          ($76,029)     $6,217,098   $6,141,069

BALANCE AT JANUARY 1, 1999            ($78,101)     $6,012,109   $5,934,008

NET INCOME                               7,086         701,508      708,594
DISTRIBUTIONS                           (9,300)       (920,790)    (930,000)

BALANCE AT SEPTEMBER 30, 1999         ($80,315)     $5,792,827   $5,712,512


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                    September 30,     September 30,
                                        1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 708,594        $717,575

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        440,812         440,813
     Loss on disposal of
     property and equipment                    0             149
     Minority interest in income
       of real estate joint venture       87,602          83,512
     Changes in assets and
      	liabilities:

     Increase in other assets            (13,078)          7,361
    (Decrease)increase in liabilities     (8,023)         25,886

Net cash provided by
  operating activities                 1,215,907       1,275,296

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (930,090)       (930,090)
     Distributions paid to
       minority interest in
       real estate joint venture        (110,700)       (120,900)
Net cash used in financing activities (1,040,790)     (1,050,990)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      175,117         224,306

CASH AND CASH EQUIVALENTS:

     At beginning of period              633,690         496,565
     At end of period                  $ 808,807        $720,871


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph
W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying financial information as of September 30, 1999, and for the periods ended September 30, 1999, and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of September 30, 1999, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and improvements             10,975,901
        Total                                  13,705,691
        Less: Accumulated Depreciation        ( 7,901,341)
        Property - Net                       $  5,804,350




3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.